PROSPECTUS SUPPLEMENT
(To Prospectus dated May 5, 1999)

                            U.S.$16,256,130,907
                     Morgan Stanley Dean Witter & Co.
                 GLOBAL MEDIUM-TERM NOTES, SERIES D AND E
                       GLOBAL UNITS, SERIES D AND E

                          -----------------------

We, Morgan Stanley Dean Witter & Co., may offer from time to time global medium-term notes, either alone or as part of a unit. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

o The notes will mature more than nine months from the date of issue.

o The notes will bear interest at either a fixed rate, which may be zero, or a floating rate. Floating rates will be based on rates specified in the applicable pricing supplement.

o The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

o The notes will be either senior or subordinated.

o The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

o The notes will be issued in fully registered form, in bearer form, or in any combination of registered and bearer forms.

The pricing supplement may also specify that the notes will have additional terms, including the following:


o The notes may be optionally or mandatorily exchanged for securities of an issuer that is not affiliated with us, into a basket or index of those securities or for the cash value of those securities. In the event exchangeable notes are submitted for listing on the London Stock Exchange, supplemental Listing Particulars will be prepared.

o Payments on the notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices.

o The notes may be either callable by us or puttable by you.

Units may include any combination of notes, universal warrants or purchase contracts. Each universal warrant will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, (2) currencies or (3) commodities. The specific terms of any units we offer will be included in the applicable pricing supplement.

Application has been made to the London Stock Exchange Limited for Series D notes only, for an aggregate principal amount outstanding at any time of up to U.S.$16,256,130,907 offered by this prospectus supplement during the twelve months after the date of this prospectus supplement, to be admitted to the Official List of the London Stock Exchange. We may make application from time to time for issues of Series D units to be admitted to the Official List of the London Stock Exchange, in connection with which further listing particulars will be produced. Application will, in certain circumstances as described in this prospectus supplement, be made to list Series D notes and Series D units on the SBF - Bourse de Paris, which we refer to as the Paris Bourse. For the sole purpose of listing Series D notes and Series D units on the Paris Bourse, this prospectus supplement and the accompanying prospectus have been submitted to the clearance procedures of the Commission des Operations de Bourse, which we refer to as the COB, and have been registered by the COB under no. P99-159 on May 4, 1999. However, the listing of certain types of notes and units, in particular CD, commercial paper and federal funds rate notes, on the Paris Bourse may be subject to prior approval from the COB. The Series E notes and Series E units will not be listed on any stock exchange.


                            -------------------

Investing in the notes or units involves risks.  See "Foreign Currency Risks"
                          beginning on page S-7.

                            -------------------


                             Price to                 Agent's                         Proceeds to
                              Public                Commissions                         Company
                             --------               -----------                       -----------
Per note or unit.......        100%                .125% - .750%                   99.875% - 99.250%
Total..................   $16,256,130,907    $20,320,164 - $121,920,982    $16,235,810,743 - $16,134,209,925

The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Morgan Stanley & Co. International Limited, Bank Morgan Stanley AG, Morgan Stanley S.A., and Morgan Stanley Bank AG, each of which is our affiliate, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.


The agents may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                               ------------

                        MORGAN STANLEY DEAN WITTER

May 6, 1999



               o A copy of this prospectus supplement, the accompanying
                 prospectus dated May 5, 1999, our Annual Report on Form 10-K for the fiscal year ended November 30, 1998, pages 6 and 23 through 88 from our 1998 Annual Report to Shareholders, pages 4 through 16 and 21 (beginning at the heading "Section 16(a) Beneficial Ownership Reporting Compliance") through 22 from the Proxy Statement for our 1999 Annual Meeting of Stockholders, our Quarterly Report on Form 10-Q for the quarter ended February 28, 1999 and our Current Reports on Form 8-K dated January 7, 1999, January 12, 1999 and March 25, 1999, which together comprise listing particulars, which we refer to in this document as the London Stock Exchange Listing Particulars, with regard to the issuance by us of the Series D notes in compliance with the rules of the London Stock Exchange and in accordance with Part IV of the Financial Services Act 1986, will be delivered for registration to the Registrar of Companies in England and Wales as required by Section 149 of the Financial Services Act of 1986.

               o Each Sterling note, as defined below, will be either a shorter term debt security issued in accordance with regulations made under Section 4 of the Banking Act 1987 or a longer term debt security issued in accordance with regulations made under
                 Section 4 of the Banking Act 1987. References to "Sterling notes" are to shorter term debt securities and longer term debt securities, as defined in the Banking Act 1987 (Exempt Transactions) Regulations 1997. References to "Sterling" are to the lawful currency of the United Kingdom.

               o The issuance of notes or units listed on the Paris Bourse, which we refer to as "French notes" and "French units" and collectively as "French instruments," will comply with the Principes Generaux etablis par la Commission des Operations de Bourse et le Conseil des Marches Financiers relatifs aux warrants et aux titres de creances complexes, which we refer to as the "General Principles." In this prospectus supplement, we refer to the Commission des Operations de Bourse as the "COB" and the Conseil des Marches Financiers as the "CMF."

               o Paris listed French instruments will be issued subject to the requirements of the Paris Bourse. So long as any notes or units are listed on the Paris Bourse, copies of this prospectus supplement and the accompanying prospectus, and all publicly available documents incorporated by reference in this prospectus supplement, will be available from the principal office of Morgan Stanley S.A. as the listing agent for notes and units listed on the Paris Bourse.

               o Morgan Stanley Dean Witter accepts responsibility for the information contained in the London Stock Exchange Listing Particulars. To the best of the knowledge and belief of Morgan Stanley Dean Witter (which has taken all reasonable care to ensure that such is the case), the information contained in the London Stock Exchange Listing Particulars is in accordance with the facts and does not omit anything likely to affect the import of such information.



                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Supplement
Summary....................................................................S-4
Foreign Currency Risks.....................................................S-7
Description of Notes.......................................................S-9
Description of Units......................................................S-35
United States Federal Taxation............................................S-38
Plan of Distribution..................................................... S-41
Legal Matters.............................................................S-43
Capitalization........................................................... S-44
Board of Directors........................................................S-45
General Information.......................................................S-45
Paris Listing Information.................................................S-47
Paris Bourse Responsibility Statement.....................................S-49
Prospectus
Summary......................................................................3
Where You Can Find More Information..........................................7
Consolidated Ratios of Earnings to Fixed
Charges and Earnings to Fixed Charges and Preferred Stock Dividends..........8
Morgan Stanley Dean Witter...................................................9
Use of Proceeds..............................................................9
Description of Debt Securities..............................................10
Description of Units........................................................17
Description of Warrants.....................................................23
Description of Purchase Contracts...........................................25
Description of Capital Stock................................................27
Forms of Securities.........................................................40
Plan of Distribution........................................................43
Legal Matters...............................................................44
Experts.....................................................................45
ERISA Matters for Pension Plans and Insurance Companies.....................45

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. However the information incorporated by reference in the prospectus supplement, the prospectus and any pricing supplement has not been submitted to the clearance procedure of the COB, and should consequently not be relied upon in the case of notes and units listed on the Paris Bourse. Documents incorporated by reference and not included in the London Stock Exchange Listing Particulars do not form part of the London Stock Exchange Listing Particulars. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.



                                     SUMMARY

               The following summary describes the notes and units we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

               We, Morgan Stanley Dean Witter & Co., may offer from time to time up to U.S.$16,256,130,907, or the equivalent of this amount in other currencies, of the medium-term notes and units described in this prospectus supplement. We will sell the notes and the units primarily outside the United States, but we may also sell them in the United States or both in and outside the United States simultaneously. We refer to the notes and units offered under this prospectus supplement as our Series D and Series E medium-term notes and our Series D and Series E units. We refer to the offering of the Series D and Series E medium-term notes and the Series D and Series E units as our "Series D and Series E program."

General terms of the notes          o  The notes will mature more than nine
                                       months from the date of issuance and
                                       will pay interest, if any, on the dates
                                       specified in the applicable pricing
                                       supplement.
                                    o  The notes will bear interest at either
                                       a fixed rate, which may be zero, or a
                                       floating rate.
                                    o  The notes will be issued in U.S.
                                       dollars unless we specify otherwise in
                                       the applicable pricing supplement.
                                    o  The notes will be either senior or
                                       subordinated.
                                    o  The notes may be either callable by us
                                       or puttable by you.
                                    o  Payments on the notes will generally be
                                       increased by the amount of any
                                       deduction for United States withholding
                                       taxes unless the notes are redeemed by
                                       us at our option.
                                    o  Early redemption of the notes will be
                                       permitted or required in some instances
                                       if there are specified changes in United
                                       States taxation or information
                                       reporting requirements.
                                    o  The notes may be optionally or
                                       mandatorily exchanged for securities of
                                       an issuer that is not affiliated with
                                       us, into a basket or index of those
                                       securities or for the cash value of
                                       those securities.
                                    o  Payments of principal and/or interest
                                       on the notes may be linked to currency
                                       prices, commodity prices, single
                                       securities, baskets of securities or
                                       indices.
                                    o  We may issue amortizing notes that pay
                                       a level amount in respect of both
                                       interest and principal amortized over
                                       the life of the note.
                                    o  The notes may be issued either alone or
                                       as a part of a unit with any
                                       combination of other securities.
                                    o  The notes will be issued in bearer
                                       form, in fully registered form, or in
                                       any combination of registered and
                                       bearer forms.
                                    o  We have applied to list the Series D
                                       notes on the London Stock Exchange
                                       Limited and the Paris Bourse.  The
                                       Series D notes listed on the Paris
                                       Bourse will be issued in compliance
                                       with the General Principles.  We may
                                       also apply to list the Series D units
                                       on the London Stock Exchange Limited.
                                       The Series E notes and the Series E
                                       units will not be listed on any
                                       securities exchange.

General terms of units              o  Units may include any combination of
                                       notes, universal warrants or purchase
                                       contracts.
                                    o  Universal warrants will entitle or
                                       require you to purchase from us or sell
                                       to us:
                                       o  securities of an entity not
                                          affiliated with us, a basket of
                                          those securities, an index or
                                          indices of those securities or any
                                          combination of the above;
                                       o  currencies; or
                                       o  commodities.
                                       The pricing supplement will explain how
                                       we or, if specified, you may satisfy
                                       any obligations under the universal
                                       warrants through the delivery of the
                                       underlying securities, currencies or
                                       commodities or, in the case of
                                       underlying securities or commodities,
                                       the cash value of the underlying
                                       securities or commodities.
                                    o  Purchase contracts included in units
                                       will require you to purchase or sell:
                                       o  securities of an entity not
                                          affiliated with us, a basket of
                                          those securities, an index or
                                          indices of those securities or any
                                          combination of the above;
                                       o  currencies; or
                                       o  commodities.
                                       A purchase contract issued as part of a
                                       unit may be either prepaid or paid at
                                       settlement.  The applicable pricing
                                       supplement will explain the methods by
                                       which you may purchase or sell the
                                       specified securities, currencies or
                                       commodities at the settlement of the
                                       purchase contract and any acceleration,
                                       cancellation or termination provisions
                                       or other provisions relating to the
                                       settlement of the purchase contract.
                                    o  The applicable pricing supplement will
                                       indicate whether and under what
                                       circumstances securities included in a
                                       unit may be separated from the other
                                       securities comprising that unit.

Forms of securities                 The securities that we offer under our
                                    Series D and Series E program may be
                                    issued in bearer form or in fully
                                    registered form and, in each case, in
                                    definitive form or global form, or in any combination of the above.

                                    Bearer notes initially will be represented by a temporary global bearer note that we will deposit with a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, Cedelbank, and/or any other relevant clearing system. Interests in each temporary global bearer note will be exchangeable for interests in permanent global bearer notes or for definitive registered or bearer notes. Securities issued in fully registered form will be represented either by a global security registered in the name of a common depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement. Any note purchased on original issuance by or on behalf of a United States person must, subject to some exceptions, be a registered note.

How to reach us                     You may contact us at our principal
                                    executive offices at 1585 Broadway, New
                                    York, New York, 10036 (telephone number
                                    (212) 761-4000).

                             FOREIGN CURRENCY RISKS

               You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes, units or any of the securities included in units that are denominated or payable in, or the payment of which is linked to the value of, a currency other than the currency of the country in which you are resident or in which you conduct your business, which we refer to as your "home currency." These notes, units or other securities are not appropriate investments for investors who are not sophisticated in foreign currency transactions. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under non-U.S. law that may affect the purchase of or holding of, or the receipt of payments on, the notes, units or any securities included in the units. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect Securities' Value or Return

               Securities Involving Foreign Currencies Are Subject to General Exchange Rate and Exchange Control Risks. An investment in a note, unit or any security included in a unit that is denominated or payable in, or the payment of which is linked to the value of, currencies other than your home currency entails significant risks. These risks include the possibility of significant changes in rates of exchange between your home currency and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by the relevant governmental entities. These risks generally depend on economic and political events over which we have no control.

               Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between some currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note, unit or security included in a unit. Depreciation against your home currency of the currency in which a note, unit or security included in a unit is payable would result in a decrease in the effective yield of the note below its coupon rate or in the payout of the unit or security included in the unit and could result in an overall loss to you on a home currency basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

               There May Be Specific Exchange Rate Risks Applicable to Warrants and Purchase Contracts. Fluctuations in the rates of exchange between your home currency and any other currency (a) in which the exercise price of a warrant or the purchase price of a purchase contract is payable,
(b) in which the value of the property underlying a warrant or purchase contract is quoted or (c) to be purchased or sold by exercise of a warrant or pursuant to a purchase contract or in the rates of exchange among any of these currencies may change the value of a warrant, a purchase contract or a unit that includes a warrant or purchase contract. You could lose money on your investment as a result of these fluctuations, even if the spot price of the property underlying the warrant or purchase contract were such that the warrant or purchase contract appeared to be "in the money."

               We Have No Control Over Exchange Rates. Currency exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank or the imposition of regulatory controls or taxes, to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

               As a consequence, these government actions could adversely affect yields or payouts in your home currency for (a) notes denominated or payable in currencies other than U.S. dollars, (b) currency-linked notes, (c) warrants or purchase contracts where the exercise price or the purchase price is denominated in a currency differing from your home currency or where the value of the property underlying the warrants or purchase contracts is quoted in a currency other than your home currency and (d) warrants or purchase contracts to purchase or sell foreign currency.

               We will not make any adjustment or change in the terms of the notes, units or any security included in a unit in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or any applicable foreign currency. You will bear those risks.

               Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any security would not be available when payments on that security are due.

               Alternative Payment Method Used if Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any security is not available because the euro has been substituted for that currency, we would make the payments in euro. The mechanisms for making payments in these alternative currencies are explained in "Description of Notes--Interest and Principal Payments" below.

Currency Conversions May Affect Payments on Some Securities

               The applicable pricing supplement may provide for (1) payments on a non-U.S. dollar denominated note, unit or any security included in a unit to be made in U.S. dollars or (2) payments on a U.S. dollar denominated note, unit or any security included in a unit to be made in a currency other than U.S. dollars. In these cases, Morgan Stanley & Co. International Limited, in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments.

Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Securities

               The notes, units, universal warrants and purchase contracts will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which notes, units, universal warrants and purchase contracts are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the relevant currency risk during litigation.

               Additional risks specific to particular securities issued under our Series D and Series E program will be detailed in the applicable pricing supplements.


                              DESCRIPTION OF NOTES

               Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Units" in the prospectus and in this prospectus supplement.

               The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

               o Capital Units ("Description of Capital Stock -- Outstanding
                 Capital Stock")
               o Senior Debt Indenture ("Description of Debt Securities --
                 Indentures")
               o senior indebtedness ("Description of Debt Securities --
                 Subordination Provisions")
               o Subordinated Debt Indenture ("Description of Debt Securities
                 -- Indentures")

General Terms of Notes

               We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series D and Series E medium-term notes issued under each indenture, together with our Series C global medium-term notes, referred to below under "Plan of Distribution," will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series.

               Outstanding Indebtedness of MSDW. Neither indenture limits the amount of additional indebtedness that we may incur. At February 28, 1999, we had approximately $35.9 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture and approximately $88.7 million aggregate principal amount of debt securities outstanding under the Subordinated Debt Indenture. For the purposes of this paragraph, these amounts include, (1) for any debt security sold with original issue discount, only the issue price of that debt security, and (2) for any debt security denominated in a foreign currency, the U.S. dollar equivalent on the date of issue of the issue price of that debt security.

               Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all other senior indebtedness of MSDW and with all other unsecured and unsubordinated indebtedness of MSDW, subject to statutory exceptions in the event of liquidation upon insolvency. Notes issued under the Subordinated Debt Indenture will rank on a parity with all other subordinated indebtedness of MSDW and, together with all other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness. See "Description of Debt Securities -- Subordination Provisions" in the prospectus. At February 28, 1999, we had outstanding approximately $36.1 billion of senior indebtedness, approximately $83.5 million of subordinated indebtedness and approximately $999 million of Capital Units ($352 million of which were redeemed effective March 1, 1999).

               Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series D and Series E medium-term notes to the extent applicable (which terms shall, for the sole purpose of Series D notes listed on the Paris Bourse, comply with the General Principles):

               o the specific designation of the notes;

               o the issue price;

               o the aggregate principal amount;

               o the denominations or minimum denominations;

               o the original issue date;

               o whether the notes are senior or subordinated;

               o the stated maturity date and any terms related to any
                 extension of the maturity date;

               o whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

               o for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

               o for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

               o if the note is an amortizing note, the amortization schedule;

               o whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

               o whether the notes are currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices;

               o the terms on which early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation or information reporting requirements;

               o whether payments on the notes will be increased by the amount of any deduction for United States withholding taxes;

               o the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities not affiliated with us or any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

               o if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

               o whether the notes will be issued in bearer form, in fully registered form, or in any combination of registered and bearer forms;

               o whether the notes will be listed on any stock exchange;

               o in the case of notes listed on the Paris Bourse, the principal characteristics of the notes so issued in French, the Sicovam number, the Paying Agent in France, the Paris address where documents incorporated by reference (or otherwise required to be made available for inspection) may be inspected, a list of the documents available for inspection and the Paris Bourse Responsibility Statement; and

               o any other terms on which we will issue the notes.

               Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

               A "business day" means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or in The City of London or (y) for notes denominated in a specified currency other than U.S. dollars, Australian dollars or euro, in the principal financial center of the country of the specified currency or (z) for notes denominated in Australian dollars, in Sydney, and (b) for notes denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as "TARGET," is operating.

               "Euro LIBOR notes" means LIBOR notes for which the index currency is euros.

               An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

               "London banking day" means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

               The "record date" for any interest payment date for a registered note is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

               "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

               References in this prospectus supplement to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

               References in this prospectus supplement to "euro" are to the single currency of participating members states which was introduced on 1st January, 1999 at the commencement of the third stage of European Economic and Monetary Union by which date the euro became the legal currency in eleven member states of the European Union pursuant to the Treaty on European Union. References during the transitional period following the introduction of the euro on 1st January, 1999 up to the end of the transitional period on 31st December, 2001 to "French francs" or "FRF" or "FF" or to "Deutsche marks" or "DEM" or "DM" or to other currencies replaced by the euro are, in each case, to the non-decimal denominations of the euro as defined by the conversion rates irrevocably fixed in accordance with Article 109 L (4) sentence 1 of the Treaty on European Union.

Forms of Notes

               We will offer the notes on a continuing basis and will issue notes, either alone or as part of a unit, in:

               o definitive bearer form with coupons attached or in temporary or permanent global bearer form without coupons attached;

               o fully registered definitive or global form without coupons; or

               o any combination of registered and bearer forms.

References to "bearer notes" will, except where otherwise indicated, include permanent or temporary global bearer notes, as well as definitive bearer notes and any attached coupons.

               Global Bearer Notes. If we issue notes in bearer form, each bearer note will be represented initially by a temporary global bearer note, without attached coupons. We will deposit each temporary global bearer note with a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system, which we refer to as the "Euroclear operator," Cedelbank and/or any other relevant clearing system, including Sicovam S.A., which we refer to as Sicovam, and the Intermediaires financiers habilites, authorized to maintain accounts with that common depositary. The Euroclear operator and Cedelbank will credit the account designated by or on behalf of the subscriber of those bearer notes with a principal amount of notes equal to the principal amount for which it has subscribed and paid. The interests of the beneficial owner or owners in a temporary global bearer note will be exchangeable for interests in a permanent global bearer note in accordance with the procedures we describe in the next paragraph. A common depositary for the Euroclear operator and Cedelbank will hold the permanent global bearer note for credit to the accounts designated by or on behalf of the beneficial owners.

               Exchange of Temporary Global Bearer Notes for Permanent Global Bearer Notes. An interest in a temporary global bearer note may be exchanged for an interest in a permanent global bearer note on or after the exchange date described below if our paying agent receives an ownership certificate required under the United States Treasury regulations. The "exchange date" for a temporary global bearer note will normally be the 40th day after the date on which we receive the proceeds of the sale of the note. However, if an agent holds a note as part of an unsold allotment or subscription for more than 40 days after the closing date for the note, the exchange date will be the day after the date on which the agent sells the note. The substance of the required ownership certificate and an explanation of how it is delivered to our paying agent is described under "--Interest and Principal Payments" below.

               Exchange of Permanent Global Bearer Notes for Definitive Notes. The beneficial owner of a note represented by a permanent global bearer note may exchange that interest for a definitive bearer note. The beneficial owner must give 30 days' written notice of exchange to the principal paying agent through either the Euroclear operator, Cedelbank or, as applicable, any other relevant clearing system. When the principal paying agent receives an initial request to exchange an interest in a permanent global bearer note for a definitive bearer note or notes, all other interests in that permanent global bearer note will be exchanged for definitive notes, although interests in the definitive notes may continue to be held through the Euroclear operator, Cedelbank or, as applicable, any other relevant clearing systems. All definitive bearer notes will be serially numbered, with coupons, if any, attached.

               In addition, we will exchange all interests in a permanent global bearer note for definitive bearer notes of any authorized denominations if:

               o any note represented by the permanent global bearer note is accelerated following an Event of Default, or

               o either Euroclear or Cedelbank or any other relevant clearing system is closed for business for a continuous period of fourteen days, other than by reason of public holidays, or announces an intention to cease business permanently or in fact does so.

               In the event of any exchange of interests in a permanent global rate for definitive notes, the common depositary for the Euroclear operator and Cedelbank will instruct the principal paying agent regarding the aggregate principal amount and denominations of definitive bearer notes that must be authenticated and delivered to the Euroclear operator, Cedelbank or, as applicable, other relevant clearing system. These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of the initial request for definitive bearer notes or of a notice of acceleration or clearing system closure. No bearer notes will be delivered in the United States.

               Legend. Each bearer note and coupon, if any, will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code."

               Denominations.  MSDW will issue the notes:

               o for U.S. dollar-denominated notes, in denominations of
                 U.S.$1,000 or any amount greater than U.S.$1,000 that is an integral multiple of U.S.$1,000; or

               o for notes denominated in a specified currency other than U.S.
                 dollars, in denominations of the equivalent of U.S.$1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under "--Interest and Principal Payments--Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

               New York Law to Govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and Transfer

               Definitive bearer notes and any coupons are transferable by delivery. You may exchange definitive bearer notes for other bearer notes in other authorized denominations and in an equal aggregate principal amount. The exchange will take place at the offices of the principal paying agent in London, England or at the office of any transfer agent that we designate for that purpose. The terms of, and procedures established under, the indenture govern any exchange of the definitive bearer notes.

               We have designated The Chase Manhattan Bank, London Branch, as a transfer and paying agent for the notes and as our principal paying agent for the notes outside the United States. We may at any time appoint additional transfer agents for the notes and may appoint additional paying agents for the notes outside the United States. As long as the Series D notes are listed on the London Stock Exchange and the London Stock Exchange requires it, we will maintain a transfer agent and a paying agent in London. As long as any Series D notes or Series D units are listed on the Paris Bourse and the Paris Bourse requires it, we will maintain a paying agent in Paris.

               You may present registered notes for registration of transfer or exchange at the offices of the registrar or at the offices of any transfer agent that we designate. We have initially designated The Chase Manhattan Bank (formerly known as Chemical Bank), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the registered notes and as our paying agent for registered notes in the United States. All references to a registrar will include any successor registrar that we appoint. We can rescind our initial designation of the registrar or a transfer agent at any time. However, so long as any notes remain outstanding, we will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where registered notes may be presented for registration of transfer and exchange.

               We will not be required to:

               o register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the first publication or other transmission, if applicable, of the relevant notice of redemption, or if registered notes are outstanding and there is no publication, the mailing of the relevant notice of redemption;

               o register the transfer of or exchange any registered note selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed or repaid in part; or

               o exchange any bearer note selected for redemption or surrendered for optional repayment, except that the bearer note may be exchanged for a registered note representing the same principal amount as the bearer note so exchanged if that registered note is simultaneously surrendered for either redemption or repayment.

               No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

               Exchange of Definitive Bearer Notes for Registered Notes. If the applicable pricing supplement so specifies, you may elect to exchange definitive bearer notes, with all unmatured coupons, and all matured coupons, if any, in default, for registered notes. The registered notes must be of authorized denominations and in an equal aggregate principal amount. The exchange will take place at the office of the registrar or at the office of any transfer agent that we may designate for that purpose. Definitive bearer notes that you surrender in exchange for registered notes (1) after the close of business at any designated office on any record date for the payment of interest on a registered note and (2) before the opening of business at the designated office on the relevant interest payment date will be surrendered without the coupon related to the payment of interest on that interest payment date. You can exchange registered notes for registered notes in other authorized denominations and in an equal aggregate principal amount in accordance with the provisions of the indentures. You may not exchange registered notes for bearer notes.

Interest and Principal Payments

               Global Bearer Notes. The paying agent will pay interest on a temporary global bearer note to the Euroclear operator and Cedelbank on that portion of the temporary global bearer note held for its account. The paying agent will pay interest to the Euroclear operator and Cedelbank only on that portion of the principal amount of the relevant temporary global bearer note for which it receives an ownership certificate signed by the Euroclear operator or Cedelbank, as described in the following paragraph. The ownership certificate must be dated no earlier than the interest payment date. The ownership certificate will be based on ownership certificates provided to the Euroclear operator or Cedelbank by its participants. The Euroclear operator and Cedelbank will credit interest received to the accounts of the participants for the beneficial owners of those accounts only if the participants have furnished ownership certificates.

               The person entitled to receive the principal of or interest on a temporary global bearer note must furnish an ownership certificate through the broker or other direct or indirect participant in the clearing systems through which it holds its interest in order to receive any principal or interest. An ownership certificate is a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date the bearer note is:

               o owned by a person that is not a United States person; or

               o owned by a United States person that is:

                  o a foreign branch of a United States financial institution, as defined in the applicable United States Treasury Regulations, purchasing for its own account or for resale, or

                  o acquiring the bearer note through a foreign branch of a
                    United States financial institution and who holds the bearer note through the financial institution through that date,

                 in either case, each United States financial institution must agree, on its own behalf or through its agent, that MSDW may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the applicable United States Treasury Regulations; or

               o owned by a United States or foreign financial institution for the purposes of resale during the restricted period, as defined in United States Treasury Regulations Section
                 1.163-5(c)(2)(i)(D)(7);

                 in addition, if the owner of the bearer note is a United States or foreign financial institution described in this third clause, whether or not also described in the previous clauses, the financial institution must certify that it has not acquired the bearer note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

               On the exchange date and upon receipt of the required ownership certificates, the paying agent will exchange interests in a temporary global bearer note to the related permanent global bearer note. The paying agent will pay the principal, premium, if any, and interest, if any, on the permanent global bearer note to the Euroclear operator and Cedelbank, with respect to that portion of the permanent global bearer note held for its account. At maturity, redemption or repayment or on an interest payment date, the Euroclear operator and Cedelbank will credit the principal, premium, if any, and any interest, if any, received to the respective accounts of the beneficial owners of the permanent global bearer note. Payment of principal, premium, if any, and interest, if any, made on any permanent global bearer note will be made to the Euroclear operator and Cedelbank in immediately available funds, subject to any applicable laws and regulations.

               If a registered note is issued in exchange for any portion of a permanent global bearer note after the close of business at the office or agency where the exchange occurs on any record date and before the opening of business at the office or agency on the relevant interest payment date, the paying agent will not pay that interest to the beneficial owner of the registered note at that time. Instead, the paying agent will pay that interest to the Euroclear operator or Cedelbank only. The Euroclear operator and Cedelbank will credit the interest to the account of the beneficial owner of that portion of the permanent global bearer note on the record date.

               Definitive Bearer Notes. The paying agent will pay principal, premium, if any, and interest, if any, on a definitive bearer note at maturity or upon redemption or repayment only if the notes and any coupons are presented and surrendered. The definitive bearer notes must be presented and surrendered at the offices of a paying agent outside the United States. The holder has the option to receive payment (1) by check or (2) by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States. To elect the second option, the paying agent must receive appropriate wire transfer instructions not less than 15 calendar days prior to an applicable payment date. Payment of interest on a definitive bearer note due on any interest payment date will be made only if the coupon relating to that interest payment date is presented and surrendered. Payment will be made in immediately available funds, subject to any applicable laws and regulations.

               All Bearer Notes. Payment on any bearer note will be not made:

               o at any office or agency of ours in the United States,

               o by check mailed to any address in the United States, or

               o by wire transfer to an account maintained with a bank located in the United States.

               Despite these general prohibitions, payments of principal, premium, if any, and interest, if any, on bearer notes payable in U.S. dollars will be made at the office of our paying agent in the Borough of Manhattan, The City of New York, if and only if:

               o the payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and

               o under applicable law and regulations, the paying agent in the
                 Borough of Manhattan, The City of New York, would be able to make the payment.

               Registered Notes. The paying agent will pay interest on a registered note to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the registered note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a registered note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

               Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest on a registered note either:

               o by check mailed to the address of the person entitled to payment as shown on the note register; or

               o for a holder of at least U.S.$10,000,000 in aggregate principal amount of registered notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a registered note will be made in immediately available funds against presentation and surrender of the note.

               Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the "market exchange rate." If that rate of exchange is not then available or is not published for that particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

               o of the specified currency for U.S. dollars for settlement on the payment date;

               o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

               o at which the applicable dealer commits to execute a contract.

               One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion. All determinations made by the exchange rate agent will, in the absence of manifest error, be conclusive for all purposes and binding on MSDW and the holders of the notes. The exchange rate agent will be Morgan Stanley & Co. International Limited.

               These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, MSDW may at its option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

               Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. If any applicable pricing supplement provides that all or a portion of payments of interest or principal on a non-U.S. dollar denominated note may be made, at the option of the holder of the note, in U.S. dollars, procedures for making that election will be described in the pricing supplement. If the election is made, the exchange rate agent will convert the specified currency into U.S. dollars. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

               o of the specified currency for U.S. dollars for settlement on the payment date;

               o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

               o at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

               Unclaimed Principal, Premium or Interest. If money is paid by us and held by the applicable trustee or any paying agent for payment of the principal, premium, if any, or interest, if any, on any notes that remain unclaimed at the end of two years after that principal, premium, if any, or interest, if any, has become due and payable, whether at maturity or upon call for redemption or otherwise:

               o the trustee or the paying agent will notify the holders of the notes that money will be repaid to us and any person claiming that money will thereafter look only to us for payment, and

               o that money will be repaid to us.

Upon repayment, the trustee or the paying agent for that money will not be liable for the money. However, MSDW's obligation to pay the principal of, premium, if any, or interest on, the notes as they become due will not be limited in any way.

               Discount Notes. Some notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

               o the aggregate principal amount of the note multiplied by the sum of

               o its issue price, expressed as a percentage of the aggregate principal amount, plus

               o the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the "interest method," computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.

Fixed Rate Notes

               Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

               How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

               How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

               When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

               Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

               If a Payment Date is Not a Business Day. If any scheduled interest payment date is not a business day, MSDW will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, MSDW may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

               Amortizing Notes. A fixed rate note may pay a level amount in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.

Floating Rate Notes

               Each floating rate note will mature on the date specified in the applicable pricing supplement.

               Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

               o the CD rate,

               o the commercial paper rate,

               o EURIBOR,

               o the federal funds rate,

               o LIBOR,

               o the prime rate,

               o the Treasury rate,

               o the CMT rate, or

               o any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

               Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

               o the specified base rate based on the index maturity,

               o plus or minus the spread, if any, and/or

               o multiplied by the spread multiplier, if any.

               For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

               Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

               o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate;"

               o a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

               In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than U.S.$250,000 is 16% and for any loan in the amount of U.S.$250,000 or more but less than U.S.$2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of U.S.$2,500,000 or more.

               How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate."
The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate note will reset, and is applicable as follows:

               o for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

               o for EURIBOR notes or Euro LIBOR notes, the interest
                 determination date will be the second TARGET Settlement Day, as defined under "--General Terms of Notes--Some Definitions," prior to the interest reset date;

               o for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

               o for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

               The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

               The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

               In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

               How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

               The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note. The calculation agent will notify the London Stock Exchange, in the case of the Series D notes listed on the exchange, and the paying agents of each determination of the interest rate applicable to any floating rate note promptly after the determination is made.

               For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

               o by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

               o by 365, in the case of LIBOR notes denominated in pounds sterling; or

               o by the actual number of days in the year, in the case of
                 Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

               All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward.

               When Interest Is Paid. MSDW will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

               If a Payment Date is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rates

               CD Rate Notes

               CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement.
Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               "CD rate" means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

               The following procedures will be followed if the CD rate cannot be determined as described above:

               o If the above rate is not published in H.15(519) by 9:00 a.m.,
                 New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

               o If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

               o If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no reset period, the rate of interest payable will be the initial interest rate.

               Commercial Paper Rate Notes

               Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper -- Nonfinancial."


               The following procedures will be followed if the commercial paper rate cannot be determined as described above:

               o If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

               o If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

               o If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no reset period, the rate of interest payable will be the initial interest rate.

               The "money market yield" will be a yield calculated in accordance with the following formula:

                                        D x 360
           money market yield =   -----------------  x  100
                                    360 - (D x M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

               EURIBOR Notes

               EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               "EURIBOR" means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI - The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

               The following procedures will be followed if the rate cannot be determined as described above:

               o If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

               o If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

               o If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

               Federal Funds Rate Notes

               Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "federal funds rate" means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service.

               The following procedures will be followed if the federal funds rate cannot be determined as described above:

               o If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal
                 Funds/Effective Rate."

               o If that rate is not yet published in either H.15(519) or the
                 H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

               o If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no reset period, the rate of interest payable will be the initial interest rate.

               LIBOR Notes

               LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as "LIBOR," and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The calculation agent will determine "LIBOR" for each interest determination date as follows:

               o As of the interest determination date, LIBOR will be either:

                  o if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

                  o if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

               o If (1) fewer than two offered rates appear and "LIBOR Reuters"
                 is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) "LIBOR Telerate" or (y) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

               o If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

               o If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

               "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

               If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

               Prime Rate Notes

               Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

               The following procedures will be followed if the prime rate cannot be determined as described above:

               o If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

               o If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

               o If fewer than four rates appear on the Reuters Screen USPRIME 1
                 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

               o If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no reset period, the rate of interest payable will be the initial interest rate.

               "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

               Treasury Rate Notes

               Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               "Treasury rate" means:

               o the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57," or

               o if the rate described in the first bullet point is not
                 published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

               o if the rate described in the second bullet point is not
                 published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury, or

               o in the event that the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

               o if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

               o if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or

               o if the dealers selected by the calculation agent are not quoting as mentioned in the sixth bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no reset period, the rate of interest payable will be the initial interest rate.

               The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                         D x N
            Bond Equivalent Yield = ---------------
                                     360 - (D x M)


where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

               CMT Rate Notes

               CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15... Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

               o the rate on that interest determination date, if the Designated
                 CMT Telerate Page is 7051; and

               o the week or the month, as applicable, ended immediately
                 preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

               The following procedures will be followed if the CMT rate cannot be determined as described above:

               o If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

               o If the rate described in the immediately preceding sentence is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

               o If the information described in the immediately preceding sentence is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury notes," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

               o If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

               o If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

               o If fewer than three reference dealers selected by the
                 calculation agent are quoting as described above, the CMT rate will be the CMT rate for the immediately preceding interest reset period, or, if there was no reset period, the rate of interest payable will be the initial interest rate.

               "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

               "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Exchangeable Notes

               MSDW may issue notes, which we refer to as "exchangeable notes," that are optionally or mandatorily exchangeable into:

               o  the securities of an entity not affiliated with MSDW;

               o a basket of those securities;

               o an index or indices of those securities; or

               o any combination of the above.

               The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

               Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, MSDW will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

               Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where MSDW has the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

               Payments upon Exchange. The pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement. Exchangeable notes for which a holder may receive the underlying property will not be listed on the London Stock Exchange unless listing particulars about the underlying property have been approved by the London Stock Exchange.

               Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global bearer note or by definitive notes that remain on deposit with a common depositary for the Euroclear operator or Cedelbank, the beneficial owner must exercise the right to exchange through the Euroclear operator or Cedelbank. In order to ensure that the Euroclear operator or Cedelbank will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Euroclear operator or Cedelbank of its desire to exchange in accordance with the then applicable operating procedures of the Euroclear operator or Cedelbank. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Euroclear operator or Cedelbank.

               Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, or is redeemed as set forth below under "Tax Redemption," the amount payable on:

               o an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration without having received the amount due upon exchange, the amount payable will be the amount due upon exchange and will not include any accrued but unpaid interest; and

               o a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

               MSDW may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities not affiliated with us, a basket of those securities or an index or indices of those securities. These notes may include other terms, which will be specified in the relevant pricing supplement. Each issue of index-linked French notes which are listed on the Paris Bourse must be made in compliance with the General Principles, or any other general principles that could replace those General Principles.

Currency-Linked Notes

               MSDW may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "currency-linked notes." The pricing supplement will specify the following:

               o information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

               o the currency in which the face amount of the currency-linked note is denominated, which we refer to as the "denominated currency;"

               o the currency in which principal on the currency-linked note will be paid, which we refer to as the "payment currency;"

               o the interest rate per annum and the dates on which MSDW will make interest payments;

               o specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

               o additional tax considerations, if any.

               The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency.

Redemption and Repurchase of Notes

               Optional Redemption by MSDW. The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity, other than as provided under "Tax Redemption" below, or will indicate the terms of our option to redeem the notes, except that each issue of Sterling notes will comply with all applicable laws and regulations, as amended from time to time, of United Kingdom authorities. See "General Information--The Banking Act 1987 (Exempt Transactions) Regulations 1997" below.

               Sterling notes that are described as shorter term debt securities are, for purposes of the Regulations, required to have a minimum maturity of the first anniversary from the date of issue and a maximum maturity of prior to the third anniversary from the date of issue. Shorter term Sterling notes may not be redeemed in whole or in part, other than in the case of a tax redemption or following an event of default, until the first anniversary of the date of issue and must be redeemed before the third anniversary of the date of issue. Longer term Sterling notes are, for purposes of the Regulations, required to have a minimum maturity of three years from the date of issue. Longer term Sterling notes may not be redeemed in whole or in part, other than in the case of a tax redemption or following an event of default, until the third anniversary of the date of issue.

               Notice of Redemption. MSDW will provide notice of redemption to holders of bearer notes, in the manner described under "Notices" below, once in each of three successive calendar weeks. The first publication will be not less than 30 nor more than 60 days prior to the date fixed for redemption or will be within the redemption notice period designated in the applicable pricing supplement. Notice to the holders of bearer notes held only in global form will be made through the customary notice procedures of the Euroclear operator, Cedelbank or any other relevant clearing system. MSDW will provide notice of redemption to holders of registered notes in the manner described under "Notices" below, not less than 30 days and not more than 60 days prior to the date fixed for redemption or within the redemption notice period designated in the applicable pricing supplement. The notes, except for amortizing notes, will not be subject to any sinking fund.

               Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have MSDW repay the note on a date or dates specified prior to its maturity date. In the case of Deutsche Marks, the holder's option of repayment may not occur during the first two years after issuance. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

               For MSDW to repay a note, the principal paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

               o the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed, together with any unmatured coupons; or

               o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, Western Europe or Japan setting forth the name of the holder of the note in the case of a registered note only, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, with any unmatured coupons, will be received by the principal paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

               Exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

               Open Market Purchases by MSDW. MSDW may purchase notes at any price in the open market or otherwise. Notes so purchased by MSDW may, at the discretion of MSDW, be held or resold or surrendered to the relevant trustee for cancellation.

Tax Redemption

               All Notes. The notes may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

               o any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

               o any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective on or after the date of the pricing supplement in connection with the issuance of the notes or any other date specified in the applicable pricing supplement, we are or will become obligated to pay additional amounts with respect to the notes as described below under "Payment of Additional Amounts." The redemption price will be equal to 100% of the principal amount of the notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption. See "Description of Notes--Exchangeable Notes--Mandatorily Exchangeable Notes" for information on mandatorily exchangeable notes.

               MSDW will give notice of any tax redemption. Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement. The date and the applicable redemption price will be specified in the notice, which will be given in accordance with "Notices" below.

               Prior to giving notice of redemption under this paragraph, MSDW will deliver to the applicable trustee:

               o a certificate stating that MSDW is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of MSDW to so redeem have occurred; and

               o an opinion of counsel satisfactory to the trustee to that effect based on the statement of facts.

However, no notice of redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes were then due. We refer to the date on which the certificate is delivered to the trustee is the "redemption determination date."

               If any date fixed for redemption is a date prior to the exchange date, definitive bearer notes will be issuable on and after the redemption date as if the redemption date had been the exchange date. Receipt of ownership certificates, described above under "--Interest and Principal Payments" is a condition to the delivery of definitive bearer notes.

               Special Tax Redemption of Bearer Notes. If we determine that any payment of principal, premium, if any, or interest, if any, due on any bearer note or coupon that we or the paying agent made outside the United States would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, which would disclose to us, any paying agent or any governmental authority the nationality, residence or identity of a beneficial owner of a bearer note or coupon who is a United States Alien, as defined below in "--Payment of Additional Amounts," other than a requirement that:

               o would not be applicable to a payment made by us or any paying agent

                  o directly to the beneficial owner or

                  o to a custodian, nominee or other agent of the beneficial owner, unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, or

               o can be satisfied by the custodian, nominee or other agent certifying to the effect that the beneficial owner is a United States Alien, unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, then we will (1) redeem the bearer notes, as a whole, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, or (2) at our election, if the conditions described below in "--Election to Pay Additional Amounts Rather than Redeem," are satisfied, pay the additional amounts specified in that paragraph.

               We will make the determination and election described above as soon as practicable and publish or transmit, as applicable, prompt notice, which we refer to as the "determination notice," stating:

               o the effective date of the certification, identification or other information reporting requirements,

               o whether we will redeem the bearer notes or have elected to pay the additional amounts specified in "--Election to Pay Additional Amounts Rather than Redeem," and

               o if we elect to redeem, the last date by which the redemption of the bearer notes must take place.

If we redeem the bearer note for this reason, the redemption will take place on a date, not later than one year after the publication of the determination notice. We will elect the date fixed for redemption by notice to the applicable trustee at least 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement. Notice of the redemption of the bearer notes will be given to the holders of the bearer notes not more than 60 nor less than 30 days prior to the date fixed for redemption or within the redemption notice period designated in the applicable pricing supplement. The redemption notice will include a statement as to the last date by which the bearer notes to be redeemed may be exchanged for registered notes.

               Notwithstanding the foregoing, we will not redeem the bearer notes if we subsequently determine, not less than 30 days prior to the date fixed for redemption, or prior to the last day of the specified redemption notice period in the applicable pricing supplement, that subsequent payments would not be subject to any certification, identification or other information reporting requirement, in which case we will publish or transmit, as applicable, prompt notice of the determination and revoke any earlier redemption notice.

               The right, if any, of the holders of bearer notes called for tax redemption as described above to exchange bearer notes for registered notes will terminate at the close of business of the principal paying agent on the fifteenth day prior to the date fixed for redemption, and no further exchanges of bearer notes for registered notes will be permitted.

               Election to Pay Additional Amounts Rather than Redeem. If and so long as the certification, identification or other information reporting requirements referred to in "--Special Tax Redemption for Bearer Notes" would be fully satisfied by payment of a backup withholding tax or similar charge, we may elect to pay additional amounts as defined below under "--Payment of Additional Amounts" as may be necessary so that every net payment made outside the United States following the effective date of the requirements by us or any paying agent of principal, premium, if any, or interest, if any, due in respect of any bearer note or any coupon of which the beneficial owner is a United States Alien will not be less than the amount provided for in the bearer note or coupon to be then due and payable:

               o after deduction or withholding for or on account of the backup withholding tax or similar charge, other than a backup withholding tax or similar charge that

                  o would not be applicable in the circumstances referred to in the bullet points in the first paragraph following the heading "Special Tax Redemption of Bearer Notes," or

                  o is imposed as a result of presentation of the bearer note or coupon for payment more than 15 days after the date on which the payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later.

Our ability to elect to pay additional amounts as described in this paragraph is conditioned on there not being a requirement that the nationality, residence or identity of the beneficial owner be disclosed to us, any paying agent or any governmental authority, as a result of the payment of the additional amounts.

               If we elect to pay any additional amounts as described in "--Election to Pay Additional Amounts Rather than Redeem," we will have the right to redeem the bearer notes as a whole at any time by meeting the same conditions described in "--Special Tax Redemption for Bearer Notes," and the redemption price of the bearer notes will not be reduced for applicable withholding taxes. If we elect to pay additional amounts as described in this "--Election to Pay Additional Amounts Rather than Redeem," and the condition specified in the first sentence of this "--Election to Pay Additional Amounts Rather than Redeem," should no longer be satisfied, then we will redeem the bearer notes as a whole under the applicable provisions of "--Special Tax Redemption for Bearer Notes."

Payment of Additional Amounts

               Subject to the exceptions and limitations set forth below, we will pay any additional amounts, which we refer to as the "additional amounts," to the holder of any note or of any coupon issued with a bearer note who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on the note and any other amounts payable on the note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of the United States, will not be less than the amount provided for in the note or coupon to be then due and payable.

               We will not, however, make any payment of additional amounts to any holder who is a United States Alien or on account of:

               o any present or future tax, assessment or other governmental charge that would not have been so imposed but for

                  o the existence of any present or former connection between the holder, or between a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership or a corporation, and the United States and its possessions, including, without limitation, the holder, or such fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in a trade or business or present in the United States or having, or having had, a permanent establishment in the United States, or

                  o the presentation by the holder of any note or coupon for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

               o any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

               o any tax, assessment or other governmental charge imposed by reason of the holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

               o any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

               o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any note, if payment can be made without the required withholding by any other paying agent in a city in Western Europe;

               o any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of the note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from tax, assessment or other governmental charge;

               o any tax, assessment or other governmental charge imposed by reason of the holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

               o any combination of the items listed above.

Nor will we pay additional amounts with respect to any payment on a note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States, or any political subdivision of the United States, to be included in the income, for tax purposes, of a beneficiary of, or settlor to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of the note.

               The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

Replacement of Notes and Interest Coupons

               At the expense of the holder, we will replace any notes or coupons that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes or coupons must be delivered to the applicable trustee, the principal paying agent or the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes or coupons must be delivered to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note or coupon will be issued.

Notices

               Notice to Holders of Bearer Notes. Except as provided in the next sentence, we will publish notices to holders of bearer notes in a newspaper in the English language of general circulation in the Borough of Manhattan, The City of New York, and in The City of London, and, if required by Luxembourg law or stock exchange regulation, in Luxembourg. We may give notice to the beneficial owners of bearer notes held only in global form through the customary notice procedures of the Euroclear operator, Cedelbank or any other relevant clearing system, in which case we will not publish the notice in a newspaper unless required to by law or stock exchange regulation. We will publish notice to holders of notes listed on the Paris Bourse, as long as that publication is required by the Paris Bourse, in a French language daily newspaper published in Paris, which is expected to be either Les Echos or la Tribune or, if that publication is not practicable, in a French language newspaper with general circulation in Europe.

               Notices will be deemed to have been given on the date of publication, or other transmission, as applicable, or, if published in newspapers or transmitted on different dates, on the date of the first publication or transmission.

               Notices to Holders of Registered Notes. We will mail notice to each holder of a registered note by first class mail, postage prepaid. The notice will be mailed to the respective address of each holder as that address appears upon our books.



                              DESCRIPTION OF UNITS

               Investors should carefully read the general terms and provisions of our units in "Description of Units" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Debt Securities" in the prospectus and in "Description of Notes" in this prospectus supplement. If a universal warrant is offered as part of a unit, investors should also review the information in "Description of Warrants" in the prospectus. If a purchase contract is offered as part of a unit, investors should also review the information in "Description of Purchase Contracts" in the prospectus.

               The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

               o purchase contract ("Description of Purchase Contracts")
               o purchase contract property ("Description of Purchase
                 Contracts")
               o Unit Agreement ("Description of Units")
               o universal warrant ("Description of Warrants -- Offered
                 Warrants")
               o universal warrant agent ("Description of Warrants -- Provisions of the Universal Warrant Agreement")
               o warrant property ("Description of Warrants -- Offered
                 Warrants")

Further Information on Units

               Terms Specified in Pricing Supplement. MSDW may issue from time to time units that may include one or more notes, universal warrants or purchase contracts. The applicable pricing supplement will describe:

               o the designation and the terms of the units and of the notes, universal warrants, purchase contracts, or any combination of notes, universal warrants or purchase contracts, included in those units, including whether and under what circumstances those notes, universal warrants or purchase contracts may be separately traded;

               o any additional terms of the Unit Agreement; and

               o any additional provisions for the issuance, payment,
                 settlement, transfer or exchange of the units, or of the securities comprised by those units.

               Units will be issued only in fully registered form, in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

               Universal warrants will entitle or require you to purchase from us or sell to us:

               o securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

               o currencies; or

               o commodities.

               Purchase contracts included in Series D or Series E units will require you to purchase or sell:

               o securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

               o currencies; or

               o commodities.

               Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, and, for units in bearer form, at the office of The Chase Manhattan Bank, London Branch, as unit agent and collateral agent for the units outside of the United States, the holder may:

               o present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

               o register the transfer of the units; and

               o exchange the units, except that global bearer units will be exchangeable only in the manner and to the extent set forth below.

               We may at any time appoint additional unit agents or other agents with respect to the units outside the United States. The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

Form of Units

               The units will be issued in the form corresponding to the form of the notes comprised by the units and, will be issued

               o in definitive bearer form or in temporary or permanent global bearer form, or

               o in fully registered definitive form, or

               o in any combination of the above bearer or registered  forms.

               Each other security comprised by a unit will be in the corresponding form. Units will be issued in denominations of a single unit and any integral multiple thereof, with face amounts as indicated in the applicable pricing supplement, generally corresponding to the principal amount of the notes comprised by the units. See "Description of Notes--Forms of Notes" above.

               Exchanging Units. Registered units will be exchangeable for registered units in other authorized denominations, in an equal aggregate principal amount. Bearer units will not be issuable in exchange for registered units. Registered units may be presented for registration of transfer or exchange at the offices of the unit agent or at the offices of any other agent designated by us for that purpose. Bearer units may be presented for exchange in the manner set forth below. No service charge will be made for any registration of transfer or exchange of units, but we may require payment of a sum sufficient to cover any tax or other governmental charge. Bearer units, together with the securities comprised by the unit, will be transferable by delivery.

                Global Bearer Units. If we issue units in bearer form, each bearer unit will be represented initially by a temporary global bearer unit. Each temporary global bearer unit will be deposited with a common depositary for the Euroclear operator and Cedelbank. The Euroclear operator and Cedelbank will credit the account designated by or on behalf of the subscriber with a number, and specified face amount, if applicable, of units equal to the number, and specified face amount, if applicable, for which it has subscribed and paid. The interests of the beneficial owner or owners in a temporary global bearer unit, and in the temporary global form of any universal warrant or purchase contract comprised by the unit, will be exchangeable for an interest in a permanent global bearer unit. The exchange will be made at the time, and to the extent, of the exchange of the interest in the temporary global bearer note comprised by the unit, in accordance with procedures described above under "Description of Notes-- Forms of Notes." If no note is included in a unit, the applicable pricing supplement will describe any applicable exchange procedure. The permanent global bearer unit will be held by a common depositary for the Euroclear operator and Cedelbank, for credit to the account designated by or on behalf of the beneficial owner. The temporary global bearer unit can be exchanged for a permanent global bearer unit 40 days after the date on which MSDW receives the proceeds of the sale of the note comprised by the unit.

               Exchange of Global Bearer Units for Definitive Bearer Units. The beneficial owner of a unit represented by a permanent global bearer unit may exchange the interest in the permanent global bearer unit for a definitive bearer unit, consisting of the definitive forms of each security included in the unit. If the applicable pricing supplement so discloses, the beneficial owner of a temporary global bearer unit may also exchange its interest in the temporary global bearer unit for a definitive registered unit, comprised of the definitive registered forms of each security included in the unit, of any authorized denominations. The beneficial owner must give 30 days' written notice of exchange to the principal paying agent through either the Euroclear operator, Cedelbank or other relevant clearing system. Upon receipt by the unit agent of an initial request to exchange an interest in a permanent global bearer unit for a definitive bearer unit, all other interests in that permanent global bearer unit will be exchanged for definitive units, consisting of the definitive forms of each security included in the unit. All definitive bearer units will be serially numbered. The common depositary for the Euroclear operator, Cedelbank or other relevant clearing system will instruct the unit agent regarding the aggregate principal amount and denominations of definitive bearer units that must be authenticated and delivered to the Euroclear operator and Cedelbank. These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of the initial request for definitive bearer units or of a notice of acceleration or clearing system closure. No bearer unit will be delivered in the United States. The holder can exchange definitive bearer units in other authorized denominations and in an equal aggregate number. The exchange will take place at the offices of the unit agent or at the office of any other agent designated by MSDW for that purpose.

               Special Requirements for Exercise of Rights for Global Units.
If a unit represented by a global bearer unit or by definitive units that remain on deposit with a common depositary for Euroclear operator or Cedelbank:

               o includes a universal warrant entitling the holder to exercise the universal warrant to purchase or sell warrant property,

               o includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

               o otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the holder must exercise those rights through the Euroclear operator or Cedelbank.

               In order to ensure that the Euroclear operator or Cedelbank will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Euroclear operator or Cedelbank of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the common depositary.


                         UNITED STATES FEDERAL TAXATION

               In the opinion of Brown & Wood LLP, counsel to MSDW, the following summary accurately describes the principal United States federal income and estate tax consequences of ownership and disposition of the securities by a foreign holder, as defined below. This summary is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the "Code," and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as nonresident alien individuals who have lost United States citizenship or who have ceased to be treated as resident aliens, corporations that are treated as foreign or domestic personal holding companies, controlled foreign corporations, or passive foreign investment companies and foreign holders that are owned or controlled by persons subject to United States federal income tax. Persons considering the purchase of the securities should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as to any tax consequences arising under the laws of any state, local or foreign jurisdiction.

               As used in this prospectus supplement, the term "foreign holder" means a beneficial owner of a program security who or that is:

               o a nonresident alien individual for United States federal income tax purposes,

               o a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, that was not created or organized in or under the laws of the United States, any state of the United States or the District of Columbia,

               o an estate the income of which is not subject to United States federal income tax on a net basis, or

               o a trust if either

                  o primary supervision over the administration of the trust is unable to be exercised by a United States court, or

                  o the authority to control all substantial decisions of the trust does not rest with one or more United States persons.

Income Taxes

               Notes

               Except as otherwise discussed below, a foreign holder will generally not be subject to United States federal income tax, including withholding tax, on payments of principal of, premium, if any, or interest including original issue discount, if any on a note or coupon, or proceeds from the sale or disposition of a note or coupon, except that

               o the payments or proceeds are not effectively connected with the conduct of a trade or business by the foreign holder within the United States,

               o the foreign holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of stock of MSDW entitled to vote,

               o the foreign holder does not have a "tax home," as defined in section 911(d)(3) of the Code or an office or other fixed place of business in the United States, and

               o in the case of a note issued in registered form, required certification of the foreign holder's non-United States status is provided to MSDW or the agent.

               Exchangeable Notes

               A foreign holder will generally not be subject to United States federal income tax, including withholding tax, with regard to an exchangeable note if

               o the exchangeable note is treated as indebtedness of MSDW for
                 United States federal income tax purposes,

               o the exchangeable note is exchangeable only into securities that are actively traded, into a basket of securities that are actively traded or an index or indices of securities that are actively traded, and

               o the requirements for exemption from tax listed above under
                 "--Notes" are met.

               With regard to the above requirements, optionally exchangeable notes for which the principal amount payable in cash equals or exceeds the issue price, i.e., the initial offering price to the public at which price a substantial amount of the respective optionally exchangeable notes is sold, will be treated as indebtedness of MSDW for United States federal income tax purposes. Under current United States federal income tax law, it is unclear how a mandatorily exchangeable note will be treated. Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their tax advisors. No opinion is expressed in this prospectus supplement as to the impact of the "United States real property holding company" rules, which could affect the taxation of foreign holders. Persons considering the purchase of exchangeable notes should refer to the discussion relating to United States federal taxation in the applicable pricing supplement for disclosure, if any is deemed necessary, concerning the applicability of these rules. For information regarding the United States federal income tax consequence of ownership and disposition of the property received in exchange for an exchangeable note, please refer to the publicly available documents described in the applicable pricing supplement.

               Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

               The United States federal income tax consequences to a foreign holder of the ownership and disposition of notes that have principal or interest determined by reference to commodity prices, securities of entities unaffiliated with MSDW, baskets of these securities or indices may vary depending upon the exact terms of the notes and related factors. Notes containing these features may be subject to rules that differ from the general rules discussed above under "-- Notes." In these circumstances, persons intending to purchase these notes should refer to the discussion relating to United States federal taxation in the applicable pricing supplement for additional disclosure, if any is deemed necessary.

               Units

               Under current United States federal income tax law, the treatment of a foreign holder of a unit, including a foreign holder of the note and/or the universal warrants or purchase contracts comprising a unit, is unclear. Prospective purchasers of units are urged to review the discussion relating to United States federal taxation in the applicable pricing supplement and consult with their tax advisors.

Backup Withholding

               A foreign holder of a bearer note or coupon will generally not be subject to backup withholding or information reporting with respect to payments on, and to proceeds of the sale before maturity of, the bearer note or coupon. Backup withholding and information reporting requirements will likewise generally not apply to those payments made on a registered note if required certification of the holder's non-United States status is provided to MSDW or the agent.

               Foreign holders of securities should consult their tax advisors regarding the application of information reporting and backup withholding requirements or rules to their particular situations, the availability of an exemption from the information reporting and backup withholding requirements, and the procedure for obtaining an exemption, if available. Any amounts withheld from a payment to a Foreign Holder under the backup withholding rules will be allowed as a credit against the foreign holder's United States federal income tax liability and may entitle the foreign holder to a refund except that the required information is furnished to the United States Internal Revenue Service.

               On October 6, 1997, the Treasury Department issued new regulations, which we refer to as the "new regulations," which make modifications to the withholding, backup withholding and information reporting rules described above. The new regulations attempt to unify certification requirements and modify reliance standards. The new regulations will generally be effective for payments made after December 31, 2000, subject to transition rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

Estate Taxes

               A note held by an individual who at the time of his or her death is not a citizen or domiciliary of the United States will generally not be subject to United States federal estate tax as a result of the individual's death, except that (i) income derived by the individual on the note would not be subject to United States federal income tax or (ii) an applicable estate tax treaty provides an exemption. Unless an applicable estate tax treaty provides otherwise, the fair market value of securities, other than notes that were not issued as part of a unit, may be includable in the gross estate of a non-resident alien individual for United States federal estate tax purposes.

               The United States federal income and estate tax discussion set forth above is included for general information only and may not be applicable depending on a foreign holder's particular situation. Persons considering the purchase of notes or units should consult their own tax advisors with regard to the tax consequences to them of the ownership and disposition of notes or units.


                             PLAN OF DISTRIBUTION

               MSDW is offering the Series D and Series E notes, and the Series D and Series E units on a continuing basis exclusively through Morgan Stanley & Co. International Limited, Bank Morgan Stanley AG, Morgan Stanley S.A. and Morgan Stanley AG, which we refer to individually as an "agent" and, together, as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these securities. MSDW will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, MSDW will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to
 .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. MSDW and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

               MSDW may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from MSDW. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

               In compliance with United States federal income tax laws and regulations, MSDW and each agent has agreed that it will not, in connection with the original issuance of any bearer notes either alone or as part of a unit or during the restricted period, offer, sell, resell or deliver, directly or indirectly, any bearer notes either alone or as part of a unit in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations. In addition, each agent has represented and agreed that it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling bearer notes are aware of the above restrictions on the offering, sale, resale or delivery of bearer notes.

               Each of the agents may be deemed to be an "underwriter" within the meaning of the United States Securities Act of 1933. MSDW and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. MSDW has also agreed to reimburse the agents for specified expenses.

               MSDW estimates that it will spend approximately $5,684,000 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

               With respect to securities to be offered or sold in the United Kingdom, each agent, underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities has represented and agreed, or will represent and agree, that:

      (1) in relation to securities which have a maturity of one year or more and in respect of which admission to the listing in accordance with Part IV of the Financial Services Act 1986 (the "Act") is to be sought, it has not offered or sold and will not offer or sell any of those securities to persons in the United Kingdom prior to admission of those securities to the listing except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act;

      (2) in relation to securities which have a maturity of one year or more and in respect of which admission to the listing is not to be sought, it has not offered or sold and, prior to the expiry of the period of six months from the date of issue of those securities, will not offer or sell any of those securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

      (3) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom; and

      (4) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the securities, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by the listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

               The securities have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan. As used in this section, a resident of Japan refers to any person resident in Japan including any corporation or other entity organized under the laws of Japan.

               The securities may not be offered or sold in the Federal Republic of Germany other than in compliance with the provisions of the German Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

               Securities denominated or payable in or indexed to Swiss francs may only be offered and sold from time to time by us through Bank Morgan Stanley AG, acting as agent for us or as lead manager in a syndicated transaction. The issuance of securities denominated or payable in or indexed to Swiss francs will take place in compliance with Swiss law and the relevant regulations of the Swiss National Bank in effect from time to time.

               We and Morgan Stanley S.A. each have represented and agreed, and any dealers will represent and agree, that securities will be issued outside of the Republic of France and that we, Morgan Stanley S.A. and any dealers will not offer or sell any securities in the Republic of France, in connection with their initial distribution, and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the prospectus or any other offering material relating to the securities, except to (i) qualified investors (investisseurs qualifies) or (ii) within a restricted circle of investors (cercle restreint d'investisseurs), all as defined in Article 6 of Ordinance n(o) 67-833 dated 28th September, 1967 (as amended) and Decree n(o) 98-880 dated 1st October, 1998.

               Morgan Stanley & Co. International Limited, Bank Morgan Stanley AG, Morgan Stanley S.A. and Morgan Stanley Bank AG are each an affiliate of ours. We have been advised by the agents that they intend to make a market in these securities or, if separable, any other securities included in units, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities or if separable, any other securities included in any units.

               In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or of any other securities the prices of which may be used to determine payments on these securities. Specifically, the agents may overallot in connection with any offering of these securities, creating a short position in these securities for their own accounts. In addition, to cover overallotments or to stabilize the price of these securities or of any other securities, the agents may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of these securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

               Concurrently with the offering of these securities through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement. Those debt securities may include medium-term notes and units under our Series C prospectus supplement. We refer to those notes as "Series C medium-term notes" and those units as "Series C units." The Series C medium- term notes and Series C units may have terms substantially similar to the terms of the securities offered under this prospectus supplement. The Series C medium-term notes and Series C units may be offered concurrently with the offering of these securities, on a continuing basis in the United States by MSDW, under a distribution agreement with Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc., as agents for MSDW. The terms of that distribution agreement, which we refer to as the U.S. Distribution Agreement, are substantially similar to the terms of the distribution agreement for the offering of securities in the Series D and E program, except for selling restrictions specified in that distribution agreement. Any Series C medium-term note or Series C unit sold under the U.S. Distribution Agreement, and any debt securities, debt warrants or pre-paid purchase contracts issued by MSDW under the indentures or any preferred stock, warrants or purchase contracts issued by MSDW will reduce the aggregate offering price of the securities that may be offered under this prospectus supplement, any pricing supplement and the accompanying prospectus.


                                 LEGAL MATTERS

               The validity of the notes, the units and any securities included in the units will be passed upon for MSDW by Brown & Wood LLP, or other counsel who is satisfactory to the agents and who may be an officer of MSDW. Davis Polk & Wardwell will pass upon some legal matters relating to the notes, units and any securities included in the units for the agents. Davis Polk & Wardwell has in the past represented MSDW and continues to represent MSDW on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.



                                CAPITALIZATION

               The following table sets forth the unaudited consolidated short-term borrowings and total capitalization of MSDW as of February 28, 1999 based on MSDW's unaudited condensed consolidated financial statements for the quarter ended February 28, 1999.

               The following information should be read in conjunction with MSDW's audited consolidated financial statements for its 1998, 1997 and 1996 fiscal years, the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, all as contained in MSDW's Annual Report on Form 10-K dated November 30, 1998 and MSDW's unaudited condensed consolidated financial statements for the quarter ended February 28, 1999 and Management's Discussion and Analysis of Financial Condition and Results of Operations, all as contained in MSDW's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, which Annual Report on Form 10-K and Quarterly Report on Form 10-Q form part of the London Stock Exchange Listing Particulars.


                                                                                  February 28, 1999
                                                                                  -----------------
                                                                          (In millions, except share data)
Short-term borrowings........................................................   U.S.$       20,052
Current portion of long-term borrowings......................................                4,146
                                                                                ------------------
     Total...................................................................   U.S.$       24,198
                                                                                ==================
Long-term borrowings (1).....................................................   U.S.$       23,152
Capital Units (2)............................................................                  999
Preferred Securities issued by subsidiaries..................................                  400
Shareholders' equity:
 Preferred stock, par value $0.01 per share; authorized 30,000,000 shares:
   ESOP Convertible Preferred Stock, liquidation preference U.S.$35.875;
     outstanding 3,559,639 shares............................................                  128
   7-3/4% Cumulative Preferred Stock, stated value U.S.$200; outstanding
     1,000,000 shares........................................................                  200
   Series A Fixed/Adjustable Rate Cumulative Preferred Stock,
     stated value U.S.$200; outstanding 1,725,000 shares.....................                  345
 Common stock, U.S.$0.01 par value; authorized 1,750,000,000 shares;
   issued 605,842,952 shares; outstanding 570,589,670 shares.................                    6
 Paid-in capital.............................................................                3,727
 Retained earnings...........................................................               12,968
 Employee stock trust........................................................                1,892

 Cumulative translation adjustments..........................................                  (31)
                                                                                ------------------
     Subtotal................................................................               19,235
   Note receivable related to sale of preferred stock to ESOP................                  (60)
   Common stock held in treasury, at cost 35,253,282 shares..................               (2,446)

      Common stock issued to employee trust..................................               (1,892)
                                                                                ------------------
       Total shareholders' equity............................................               14,837
                                                                                ------------------
       Total capitalization..................................................   U.S.$       39,388
                                                                                ==================



(1) Subsequent to February 28, 1999 and through May 5, 1999, additional senior notes aggregating U.S.$1,844,672,528 were issued. MSDW currently has effective registration statements pursuant to which it may issue up to an aggregate of U.S.$16,256,130,907 of debt securities, warrants, preferred stock, depositary shares, purchase contracts and units.

(2) Effective March 1, 1999, MSDW and Morgan Stanley Finance plc redeemed all of the outstanding 7.82% Capital Units and 7.80% Capital Units. The aggregate principal amount of the Capital Units redeemed was $352 million.

    As of the date hereof and except as disclosed in these footnotes to the preceding table, there has been no material change in the capitalization of MSDW since February 28, 1999.

                               BOARD OF DIRECTORS

               The current Directors of MSDW and their principal occupations are listed below. The business address of each director is 1585 Broadway, New York, New York 10036.

Philip J. Purcell........    Chairman of the Board and Chief Executive Officer
John J. Mack.............    President, Chief Operating Officer and Director
Robert P. Bauman.........    Director
Edward A. Brennan........    Director
Diana D. Brooks..........    Director
Daniel B. Burke..........    Director
C. Robert Kidder.........    Director
Charles F. Knight........    Director
Miles L. Marsh...........    Director
Michael A. Miles.........    Director
Allen E. Murray..........    Director
Clarence B. Rogers, Jr...    Director
Laura D'Andrea Tyson.....    Director



                               GENERAL INFORMATION

               The listing of the Series D notes on the London Stock Exchange will be expressed as a percentage of their principal amount excluding accrued interest. Listing of the Series D notes offered by this prospectus supplement is expected to be granted by the London Stock Exchange on or about May 7, 1999 subject only to issuance of Series D notes, including temporary global notes. The listing agent with respect to the application for the listing of the Series D notes on the London Stock Exchange is Morgan Stanley & Co. International Limited.

               Deloitte & Touche LLP, independent auditors, have audited the consolidated statements of financial condition of MSDW as of the fiscal year end 1998 and 1997 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the fiscal years 1998, 1997 and 1996 and an unqualified opinion has been reported thereon (which makes reference to the audit of Morgan Stanley Group Inc. by other auditors). The fiscal year information combines the historical information of Dean Witter, Discover & Co. for the fiscal year ended December 31, 1996 with the historical information of Morgan Stanley Group Inc., as predecessor of MSDW, for the fiscal year ended November 30, 1996. Subsequent to the merger of equals between Dean Witter, Discover & Co. and Morgan Stanley Group Inc., effected on May 31, 1997, MSDW adopted a fiscal year end of November 30.

               Ernst & Young LLP, independent auditors, have audited the consolidated statement of financial condition of Morgan Stanley Group Inc. as of November 30, 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the fiscal year ended November 30, 1996 and an unqualified opinion has been reported on those related consolidated statements.

               Brown & Wood LLP has given and not withdrawn its written consent to the inclusion in this prospectus supplement of its opinion under "United States Federal Taxation" and has authorized the contents of that part of the listing particulars for the purposes of Section 152(1)(e) of the Financial Services Act 1986.

               The obligation of a prospective purchaser, including the agents, to pay for any notes or units it has agreed to purchase is subject to the satisfaction of certain conditions which, if not satisfied or waived, would result in the purchaser having no obligation to pay for any of those notes or units.

               The issuance of the notes, the units, the universal warrants and the purchase contracts was authorized pursuant to resolutions adopted by unanimous written consents of the Board of Directors of MSDW dated February 12, 1998 and March 24, 1998 and at a meeting of the Board of Directors of MSDW held on March 16, 1999.

               MSDW is incorporated in Delaware, U.S.A., and its registered office is located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

               Except as disclosed in this prospectus supplement, the prospectus and MSDW's Annual Report on Form 10-K for the fiscal year ended November 30, 1998, Quarterly Report on Form 10-Q for the quarter ended February 28, 1999 and Current Reports on Form 8-K dated January 7, 1999, January 12, 1999 and March 25, 1999, all of which comprise the London Stock Exchange Listing Particulars, since November 30, 1998, the date of the latest published audited financial statements, there has been no material adverse change in the financial or business position of MSDW and its consolidated subsidiaries.

               Except as disclosed under "Item 3. Legal Proceedings" of MSDW's Annual Report on Form 10-K dated November 30, 1998 and "Item 1. Legal Proceedings" of MSDW's Quarterly Report on Form 10-Q dated February 28, 1999, as of the date hereof, there are no, nor have there been any, legal, arbitration or administrative proceedings including any pending or, to MSDW's knowledge, threatened involving MSDW or any of its consolidated subsidiaries which may have or have had during the previous 12 months a material effect on MSDW's consolidated financial condition.

               Deloitte & Touche LLP, certified public accountants, and Ernst & Young LLP, certified public accountants, the auditors of MSDW and of Morgan Stanley Group Inc., respectively, have given and have not withdrawn their written consent to the inclusion in these listing particulars of their report in the form and context in which it is included and have authorized the contents of that part of the listing particulars for the purpose of Section 152 (l)(e) of the Financial Services Act 1986.

               The notes and, subject to certain limitations, units have been accepted for clearance through the Euroclear operator, Cedelbank and, in the case of (i) French notes, (ii) French units and (iii) purchase contracts and universal warrants included in any French unit, which we refer to collectively as "French securities," Sicovam. The appropriate code for each issue allocated by the Euroclear operator, Cedelbank and, in the case of French securities, Sicovam will be contained in the applicable pricing supplement. Transactions will normally be effected for settlement not earlier than two business days after the date of the transaction.

               Copies of the Euro Distribution Agreement dated May 6, 1999 among MSDW and the agents, the U.S. Distribution Agreement dated May 6, 1999 among MSDW, Morgan Stanley & Co., Incorporated and Dean Witter Reynolds Inc., each of the Indentures, the opinion of Brown & Wood LLP referred to in the first paragraph under "United States Federal Taxation" on page S-38, MSDW's Annual Report on Form 10-K for the fiscal years ended November 30, 1997 and November 30, 1998, MSDW's Quarterly Reports on Form 10-Q for 1997, 1998 and the first quarter of fiscal year 1999, Dean Witter Discover's Annual Reports on Form 10-K for the fiscal period ended December 31, 1996 and Quarterly Reports on Form 10-Q for 1996 and 1997 (each excluding exhibits), Morgan Stanley Group Inc.'s Annual Report on Form 10-K for the fiscal period ended November 30, 1996 and Quarterly Reports on Form 10-Q for 1996 and 1997 (each excluding exhibits), MSDW's listing particulars, all of MSDW's future Annual, Quarterly and Current Reports, supplementary listing particulars and pricing supplements and MSDW's Certificate of Incorporation and Amended and Restated By-laws, will, from the date hereof and so long as any note, unit, universal warrant or purchase contract is outstanding and throughout the term of the medium-term note program, which we refer to as the "Program," be available for inspection during business hours at the corporate trust office of each of the trustees in The City of New York, the office of each paying agent and the principal executive offices of MSDW specified in the accompanying prospectus. MSDW's Quarterly Reports on Form 10-Q contain unaudited quarterly financial statements.

               Documents incorporated by reference in this prospectus supplement and any part of the Registration Statement not included in this prospectus supplement do not form part of the listing particulars.

               Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement, but not the listing particulars, to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The Banking Act 1987 (Exempt Transactions) Regulations 1997

               MSDW is not an authorized institution as defined in the Banking Act 1987 or a European authorized institution as defined by regulation 3 of the Banking Coordination (Second Council Directive) Regulations 1992. Repayment of the principal and payment of any interest or premium in connection with the Sterling notes has not been guaranteed. In relation to any Sterling notes which are to be exempt transactions under regulation 13(3) of the Regulations where the notes would fall within regulation 13(4)(a) or
(b) of the Regulations: (a) MSDW confirms that as at the date hereof, it has complied with its obligations under the relevant rules (as defined in the Regulations) in relation to the admission to and continuing listing of the Programme and of any previous issues made under it and listed on the same exchange as the Programme; (b) MSDW will confirm in the applicable pricing supplement relating to the notes that it has complied with its obligations under the relevant rules in relation to the admission to listing of the debt securities falling within regulation 13(4)(a) or (b) of the Regulations or, where the notes have not yet been admitted to listing, will have complied with the obligations by the time when the notes are so admitted; and (c) MSDW confirms that as at the date hereof, it has not, since the last publication, if any, in compliance with the relevant rules of information about the Program, any previous issues made under it and listed on the same exchange as the Program, or any debt securities falling within regulation 13(4)(a) or (b) of the Regulations, having made all reasonable enquiries, become aware of any change in circumstances which could reasonably be regarded as significantly and adversely affecting its ability to meet its obligations as issuer in respect of the debt securities falling within regulation 13(4)(a) or (b) of the Regulations as they fall due.


                            PARIS LISTING INFORMATION

               It is strongly recommended by the French Minister of Economy, Finance and Industry that notes and units denominated in French Francs or in euro should be listed on the Paris Bourse, particularly, but not exclusively, where such notes and units are to be offered publicly in France. The following procedures will apply, inter alia, to notes and units which are to be listed on the Paris Bourse.

Commission des Operations de Bourse ("COB")

               Prior to listing of any Series D notes and Series D units on the Paris Bourse, the COB is required to approve this prospectus supplement and the accompanying prospectus. In addition, the pricing supplement applicable to each issue of Series D notes and Series D units to be listed on the Paris Bourse is currently required to be approved at the time of the relevant issue. The relevant approval in relation to the program will be evidenced by the issue of a registration number by the COB, which will be disclosed in this prospectus supplement. The relevant approval in relation to each issue will be evidenced by the issue of a visa number, which will be disclosed in the pricing supplement applicable to the relevant Series D notes and Series D units.

Societe des Bourses Francaises ("SBF")

               The listing of Series D notes and Series D units on the Paris Bourse is subject to approval by the SBF. Approval will be evidenced by publication in the Decisions et avis de la SBF - Bourse de Paris.

Bulletin des Annonces Legales Obligatoires ("BALO")

               Series D notes and Series D units may not be listed on the Paris Bourse before details of the program and the relevant Series D notes and Series D units, in the form of a notice legale, have been published in the BALO.

Documents available for inspection

               In the case of Series D notes and Series D units listed on the Paris Bourse, the applicable pricing supplement will specify the additional places in Paris at which documents incorporated by reference in this prospectus supplement or otherwise required to be made available for inspection may be inspected during normal business hours. We have undertaken to make the documents available as so required.


                     PARIS BOURSE RESPONSIBILITY STATEMENT

                            PERSONNES QUI ASSUMENT
        LA RESPONSABILITE DU "PROSPECTUS" ET DU "PROSPECTUS SUPPLEMENT"
EN CE QUI CONCERNE LES TITRES QUI SERONT ADMIS A LA NEGOCIATION AU COMPARTIMENT
             INTERNATIONAL DU PREMIER MARCHE DE LA BOURSE DE PARIS

AU NOM DE L'EMETTEUR ET DE LA BANQUE PRESENTATRICE

A la connaissance de l'emetteur et de la banque presentatrice, les donnees des presents documents denommes "prospectus" et "prospectus supplement" sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.





---------------------------------              ---------------------------------
Pour la banque representatrice                 Pour l'emetteur
Victoria Emmerson                              Alexander C. Frank
Attorney-in-fact                               Treasurer
Morgan Stanley S.A.                            Morgan Stanley Dean Witter & Co.


                    LA COMMISSION DES OPERATIONS DE BOURSE

               En vue de la cotation a Paris des titres eventuellement emis dans le cadre de ce present Programme, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967 telle que modifiee, la Commission des Operations de Bourse a enregistre les documents denommes "prospectus" et "prospectus supplement" sous le No. P99-159 en date du 4 mai 1999.


   PRINCIPAL EXECUTIVE OFFICES                 REGISTERED OFFICE OF THE
          OF THE COMPANY                         COMPANY IN DELAWARE

          1585 Broadway                     The  Corporation Trust Center
    New York, New York  10036                     1209 Orange Street
              U.S.A.                         Wilmington, Delaware 19801
                                                        U.S.A.
                                    TRUSTEES

          (Senior Notes)                         (Subordinated Notes)
     The Chase Manhattan Bank             The First National Bank of Chicago
       450 West 33rd Street                    One First National Plaza
    New York, New York  10001                  Chicago, Illinois 60670
              U.S.A.                                    U.S.A.

                   PRINCIPAL PAYING AGENT, EXCHANGE AGENT AND
              TRANSFER AGENT FOR BEARER NOTES AND REGISTERED NOTES
                    UNIT AGENT AND COLLATERAL AGENT FOR UNITS
                      WARRANT AGENT FOR UNIVERSAL WARRANTS

                            The Chase Manhattan Bank
                                  Trinity Tower
                              9 Thomas More Street
                                  London E19YT
                                     England
                        Attention: Global Trust Services

                         OTHER PAYING AGENT AND TRANSFER
                           AGENT FOR REGISTERED NOTES

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001
                                     U.S.A.

      LEGAL ADVISORS TO THE COMPANY              LEGAL ADVISORS TO THE AGENTS

             Brown & Wood LLP                       Davis Polk & Wardwell
          One World Trade Center                     450 Lexington Avenue
         New York, New York 10048                  New York, New York 10017
                  U.S.A.                                    U.S.A.


                                  LISTING AGENT

                   Morgan Stanley & Co. International Limited
                                 25 Cabot Square
                                  Canary Wharf
                                 London E14 4QA
                                     England


                               PARIS LISTING AGENT

                               Morgan Stanley S.A.
                                 25, rue Balzac
                                   75008 Paris
                                     France


                             AUDITORS OF THE COMPANY

                              Deloitte & Touche LLP
                           Two World Financial Center
                            New York, New York 10281
                                     U.S.A.


                      AUDITORS OF MORGAN STANLEY GROUP INC.
                         (as predecessor of the Company)

                                Ernst & Young LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                     U.S.A.